Exhibit 10.9

Marketing Services Agreement

Party A: Shan Xi Kai Da Lv You Gu Wen You Xian Gong Si
Party B: Yachao Tuo (ID No.)

1.	In compliance with the Law of People’s Republic of China and relevant Regulation and Ordinance, both parties come to an agreement that Party B responsible for the company promotion of Party A.

2.	Scope of Service
Party B shall provide the promotion plan to Party A and perform the promotion.

3.	Term, Location and Execution
The term of this agreement is from September 1 st 2005 to June 15 th 2006. The promotion shall be executed in Xi An, Shan Xi, China. There will be 10 working days for Party A to review the plan provided by Party B. Then, Party A shall pay Parity B once it accepts the plan.

4.	Service Fee
4-1 The total amount is US$12,500.
4-2 Party A may pay according to the first way of the following two ways , so long as final payment is made within 10 working days after the plan is accepted.
1)	50,000 freely tradable common shares of DKDY; or
2)	US$12,500.

5.	Breach
Any party fails to execute this agreement shall take the liability according to the Law of People’s Republic of China and relevant Regulation and Ordinance.

6.	Dispute
Any dispute arising from performing this agreement shall be handled under the principle of negotiation and compromise. Otherwise, shall be submitted to either of the following two ways:
6-1 Arbitration Commission
6-2 Peole’s Court

7.	Term
This agreement is commence on September 1 st 2005, and terminate on September 1 st 2006.

Party A: Shan Xi Kai Da Lv You Gu Wen You Xian Gong Si

/s/ Ming Lei
Ming Lei

AGREED TO AND ACCEPTED AS OF August 26, 2005:

Party B: Yachao Tuo (ID No.)

/s/ Yachao Tuo
Yachao Tuo